EXHIBIT 99.1

Press Release

SOURCE: Huayang International Holdings, Inc.

Huayang International Holdings, Inc. Acquires Chinese Pharmaceutical
Company

Shenyang, China -- September 16, 2002 -- Huayang International Holdings, Inc. (OTCBB: HIHI), announced today it has completed the acquisition of Jiahe Medicine Group, a privately held pharmaceutical company based in China, by issuing restricted shares of its common stock.

"We are very pleased with the acquisition of Jiahe Medicine Group," said Gao Wanjun, Chairman and CEO of Huayang International Holdings, Inc. "Jiahe is a profitable company with great prospects for growth, and we look forward to leveraging its market positions to gain access to the Chinese pharmaceutical markets."

Headquartered in nothern Chinese city Tongliao, Jiahe Medicine Group is one of the oldest pharmaceutical companies in northern China, manufacturing various Chinese medicines, western medicines and dietary supplements since 1958. Jiahe holds manufacturing permits for 124 medicines, including four nationally recognized new medicines. Currently the company employs 147 employees. There are no major management or staffing changes planned as a result of the acquisition.

"This is just the first step of our strategic plan to enter the technology sector," added Mr. Gao Wanjun. "We will continue our efforts to seek other acquisition opportunities in China."

For more information about Jiahe Medicine Group, please visit http://www.hihi.us/jiahe.html

ABOUT HUAYANG INTERNATIONAL HOLDINGS, INC.

Organized in Nevada, the United States, Huayang International Holdings, Inc. is a real estate development company operated in China. In addition to real estate development, the Company also seeks to invest in biotechnology, tele-medicine and other high growth sectors in China.
The Company is committed to leverage its management, technology and market expertise to capitalize on the rapid growth of the Chinese market.

For more information about the company, please visit http://www.hihi.us

"SAFE HARBOR" CAUTIONARY STATEMENT

This press release contains "forward-looking statements" regarding future business opportunities and activities. Such forward-looking information involves important risks and uncertainties that could significantly affect future results. These risks and uncertainties include, but are not limited to, those relating to economic, political, legal and social conditions in the People's Republic of China, dependence upon key management personnel, competition, material factors relating to the operations of the business, and domestic and global general economic conditions.

CONTACT:

Huayang International Holdings, Inc.
Mary Wang (86)(24) 2318-0688
	Email: ir@hihi.us